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                         [JENNER & BLOCK LETTERHEAD]                EXHIBIT 5.1


Larry D. Blust



                              December 30, 1997




American Ecology Corporation
805 West Idaho
Suite 200
Boise, Idaho  83702

Gentlemen:

        We have acted as counsel to American Ecology Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of up to 8,379,813 shares of its Common Stock, par value $.01 per share (the "Shares"). We have examined the Registration Statement as filed by the Company with the Commission. We have additionally reviewed such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

        Based on the foregoing, we hereby advise you that in our opinion the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        JENNER & BLOCK


                                        By: /s/ Larry D. Blust
                                           -------------------
                                           A Partner